Exhibit 99.1

CONTACT:	FOR IMMEDIATE RELEASE

Robert H. Barghaus	Tyler P. Schuessler
Chief Financial Officer	Vice President,
(203) 661-1926, ext. 6668	Organizational Development and
Investor Relations
(203) 661-1926, ext. 6643

BLYTH, INC. REPORTS 1st QUARTER SALES AND EARNINGS

GREENWICH, CT, USA, June 3, 2011: Blyth, Inc. (NYSE: BTH), a leading multi-channel designer and marketer of home fragrance and home décor, as well as health and wellness products, today reported Net Sales for the first quarter ended April 30, 2011 of $185.5 million versus $185.3 million for the prior year period.  The effect of foreign currency translation on first quarter sales was insignificant.  International sales represented 48% of first quarter sales this year versus 53% last year.

Operating Profit for the first quarter was $3.0 million this year versus $10.4 million last year due to the impact of lower sales and profits at PartyLite, which more than offset improved sales and operating performance at the Miles Kimball Company and ViSalus Sciences.

Commenting on the Company’s financial results, Robert B. Goergen, Blyth’s Chairman of the Board and CEO, said, “We had a difficult first quarter driven by lower PartyLite sales versus last year as our core consumer was negatively impacted by rising gasoline and food prices.   These increased expenses have a direct impact on consumer discretionary spending and make it increasingly challenging for PartyLite Consultants and Leaders to book and hold shows.

“Moreover,” Mr. Goergen continued, “higher commodity prices, increasing Asian-sourced product costs and higher ocean freight expense versus last year have also impacted Blyth’s costs which resulted in disappointing first quarter profits.  Nevertheless, Miles Kimball Company management continues to execute profit improvement programs successfully, and strong sales and profit growth at ViSalus was also a very bright spot during the quarter.”

Net Earnings from continuing operations for the first quarter were $2.1 million compared to $6.6 million for the prior year.  The Company recorded a loss of $5.0 million, or $0.60 per share, during the first quarter this year versus a loss of $2.1 million, or $0.24 per share, last year on the sale and losses from discontinued operations of Midwest-CBK and Boca Java.  As previously announced, Blyth sold its Midwest-CBK wholesale business on May 27, 2011 and the Company exited the Boca Java business shortly after its fiscal 2011 year end.

Diluted Earnings Per Share from Continuing Operations for the first quarter were $0.25 compared to $0.74 last year.  Diluted earnings per share for the first quarter were a loss of $0.35 this year compared to earnings of $0.51 last year, reflecting the aforementioned discontinued operations.

In the Direct Selling segment, first quarter net sales declined 3% to $136.3 million versus $139.9 million for the same period last year.  PartyLite’s U.S. sales declined 27% and active independent sales Consultants total approximately 18,000 in the U.S. versus over 21,000 in last year’s first quarter.  In PartyLite Canada, sales declined 26% in U.S. dollars during the quarter, which translated into a decline of 30% in local currency, with active independent sales Consultants totaling over 4,000 this year versus over 5,000 last year.  Management’s new product initiatives and new Consultant programs were implemented during the latter part of the first quarter and are expected to have a positive impact on sales later this fiscal year.

PartyLite Europe’s sales declined 9% in both U.S. dollars and local currency during the quarter.  Management believes that PartyLite’s European sales decline resulted from a slow start to the year following snow storms last year that disrupted the important holiday selling season during which Consultants begin booking 2011 shows.  PartyLite’s European active independent sales Consultants total over 31,000 this year and last year.

ViSalus Sciences experienced significant first quarter sales and distributor growth.  ViSalus is a direct seller of weight management products, nutritional supplements and energy drinks sold to consumers in the United States one-on-one by independent distributors.  Blyth initially invested in ViSalus in 2008 and closed on the second phase of its acquisition in April of this year.  Blyth now owns 57.5% of the company with an option to continue to increase its ownership.

First quarter operating profit in the Direct Selling segment was $5.1 million versus $13.1 million in the same period last year, driven by lower PartyLite sales and partially offset by the impact of higher sales at ViSalus.

In the Catalog & Internet segment, first quarter net sales increased 7% to $34.4 million versus $32.2 million last year, due to higher sales at the Miles Kimball Company.  First quarter operating loss in this segment was $0.9 million versus a loss of $1.9 million last year.  This profit improvement was primarily due to significantly higher gross margins resulting from management’s profit programs implemented last year.

In the Wholesale segment, first quarter net sales increased 12% to $14.8 million from $13.2 million last year driven by higher foodservice sales resulting from price advances taken to offset partially the impact of increased commodity costs versus last year.  First quarter operating loss in the Wholesale segment was $1.2 million this year versus a loss of $0.8 million last year.  The increase in this year’s first quarter operating loss was due to the impact of higher commodity and freight costs associated with the foodservice business.

The sum of the individual and segment amounts may not equal the reported totals for the quarter for Blyth overall due to rounding.

Management will conduct an informal Question and Answer session via dial-in call today at 2:00 pm EDT.  The date, time and dial-in information of future calls will be available in the “Investor Relations” section of the Company’s website, www.blyth.com, no later than one week prior to the next scheduled session.  Management will not present prepared remarks during such calls and will cover no material, non-public information.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a Home Expressions company that markets an extensive array of home fragrance products, decorative accessories, seasonal decorations and household convenience items.  The Company sells its products through multiple channels of distribution, including the home party plan method of direct selling and one-on-one direct selling, as well as through the wholesale and catalog/Internet channels.  Blyth also markets tabletop lighting and chafing fuel for the Away From Home or foodservice trade.  The Company manufactures most of its candles and chafing fuel and sources nearly all of its other products.  Its products are sold direct to the consumer under the PartyLite®, Two Sisters Gourmet® by PartyLite and ViSalus Sciences® brands, to retailers in the mass retail channel under the  Sterno® brand, to consumers in the catalog/Internet channel under the As We Change®, Miles Kimball®, Exposures®, Walter Drake®, The Home Marketplace® and Easy Comforts®, and to the Foodservice industry under the Sterno®, Ambria® and HandyFuel® brands.  In Europe, Blyth’s products are also sold under the PartyLite brand.

Blyth, Inc. may be found on the Internet at www.blyth.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts.  Actual results could differ materially due to various factors, including the slowing of the United States or European economies or retail environments, the risk that we will be unable to maintain our historic growth rate, our ability to respond appropriately to changes in product demand, the risk that we will be unable to integrate the businesses that we acquire into our existing operations, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign sourced products, risks associated with our ability to recruit new independent sales consultants, our dependence on key corporate management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, risks associated with our information technology systems (including, susceptibility to outages due to fire, floods, power loss, telecommunications failures, computer viruses, break-ins and similar events) and other factors described in this press release and in the Company’s most recently filed Annual Report on Form 10-K.

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BLYTH, INC.
Consolidated Statements of Earnings (Loss)
(In thousands, except per share data)
(Unaudited)

	Three Months	Three Months
	Ended April 30,	Ended April 30,
	2011	2010

Net sales	$185,543	$185,285
Cost of goods sold	76,759	74,093
Gross profit	108,784	111,192
Selling	76,201	73,142
Administrative and other	29,597	27,696
Total operating expense	105,798	100,838
Operating profit	2,986	10,354

Other expense (income):
Interest expense	1,706	1,780
Interest income	(248)	(249)
Foreign exchange and other	(527)	(156)
Total other expense	931	1,375

Earnings from continuing operations before income taxes	2,055	8,979
Income tax expense (benefit)	(231)	2,783
Earnings from continuing operations before noncontrolling interests	2,286	6,196
Less: Net earnings (loss) attributable to the noncontrolling interests	235	(405)
Net earnings from continuing operations	2,051	6,601
Loss from discontinued operations, net of income tax benefit of $1,258 in 2011 and $1,135 in 2010	(2,457)	(2,094)
Loss on sale of discontinued operations, net of income tax benefit of $1,249	(2,515)	-
Net earnings (loss)	(2,921)	4,507

Basic:
Net earnings from continuing operations attributable per Blyth, Inc. common share	$0.25	$0.75
Net loss from discontinued operations attributable per Blyth, Inc. common share	(0.60)	(0.24)
Net earnings (loss)	$(0.35)	$0.51
Weighted average number of shares outstanding	8,273	8,832

Diluted:
Net earnings from continuing operations attributable per Blyth, Inc. common share	$0.25	$0.74
Net loss from discontinued operations attributable per Blyth, Inc. common share	(0.60)	(0.24)
Net earnings (loss)	$(0.35)	$0.51
Weighted average number of shares outstanding	8,324	8,872

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	April 30, 2011	April 30, 2010
Assets
Cash and Cash Equivalents	$191,908	$173,361
Short Term Investments	-	10,000
Accounts Receivable, Net	15,801	15,899
Inventories	90,216	89,944
Property, Plant & Equipment, Net	89,985	90,732
Other Assets	65,824	75,532
Discontinued operations	44,946	45,239
	$498,680	$500,708

Liabilities and Stockholders' Equity
Bank and Other Debt	$10,153	$10,949
Bond Debt	99,945	99,924
Other Liabilities	137,214	129,969
Discontinued operations	6,586	6,127
Equity	244,782	253,740
	$498,680	$500,708